Filed Pursuant to Rule 424(b)(2)
File No. 333-216234

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series Q, Fixed Rate Notes	$3,750,000,000	99.912%	$3,746,700,000	$434,242.53

(1)

The total registration fee of $434,242.53 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 2 dated July 17, 2017

(to Prospectus Supplement dated April 7, 2017

and Prospectus dated February 24, 2017)

WELLS FARGO & COMPANY

Medium-Term Notes, Series Q

Fixed Rate Notes

You should read the more detailed description of the notes provided under “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus, as supplemented by this pricing supplement. All payments on the notes are subject to the credit risk of Wells Fargo & Company. If Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment.

Aggregate Principal Amount Offered:	$3,750,000,000

Trade Date:	July 17, 2017

Original Issue Date (T+5):	July 24, 2017

Stated Maturity Date:

July 22, 2022; on the stated maturity date, the holders of the notes will be entitled to receive a cash payment in U.S. dollars equal to 100% of the principal amount of the notes plus any accrued and unpaid interest

Interest Rate:	2.625%

Interest Payment Dates:	Each January 22 and July 22, commencing January 22, 2018, and at maturity

Price to Public (Issue Price):	99.912%, plus accrued interest, if any, from July 24, 2017

Agent Discount (Gross Spread):	0.350%

All-in Price (Net of Agent Discount):	99.562%, plus accrued interest, if any, from July 24, 2017

Net Proceeds:	$3,733,575,000

Benchmark:	UST 1.75% due June 30, 2022

Benchmark Yield:	1.844%

Spread to Benchmark:	+80 basis points

Re-Offer Yield:	2.644%

Redemption:	The notes are not redeemable at the option of Wells Fargo & Company.

Risk Factors:	See “Risk Factors” in the accompanying prospectus.

Listing:	None
		Principal Amount

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$3,375,000,000

Agent (Co-Manager):	Citizens Capital Markets, Inc.	75,000,000
	Capital One Securities, Inc.	37,500,000
	FTN Financial Securities Corp.	37,500,000
	RBS Securities Inc.	37,500,000
	Santander Investment Securities Inc.	37,500,000
	SG Americas Securities, LLC	37,500,000
	SMBC Nikko Securities America, Inc.	37,500,000

Agents (Junior Co-Managers):	Apto Partners, LLC	15,000,000
	Blaylock Van, LLC	15,000,000
	CastleOak Securities, L.P.	15,000,000
	Drexel Hamilton, LLC	15,000,000
	Samuel A. Ramirez & Company, Inc.	15,000,000

	Total:	$3,750,000,000

Plan of Distribution:

On July 17, 2017, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.562%, plus accrued interest, if any, from July 24, 2017. The purchase price equals the issue price of 99.912% less a discount of 0.35% of the principal amount of the notes.

United States Federal Income Tax Considerations:	Tax considerations are discussed under “United States Federal Income Tax Considerations” in the accompanying prospectus.

CUSIP:	95000U2B8

2